Exhibit 99

FOR IMMEDIATE RELEASE

August 14, 2024

PCS Edventures! Reports Unaudited Results

For the First Quarter of Fiscal Year 2025

Boise, Idaho, August 14, 2024 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced unaudited results of operations for its first quarter of Fiscal Year 2025, which ended on June 30, 2024.

Revenue was $3.16 million compared to $2.61 million in revenue for the same period last year. Net income was $1.14 million, compared to net income of $0.86 million for the same period last year. The Company ended the quarter with $2.65 million in cash.

Mike Bledsoe, President, commented, “Historically, the first quarter of our fiscal year is the busiest quarter of the year for us. We are happy to report a 21% increase in revenue for the quarter ended June 30, 2024, over that for the quarter ended June 30, 2023. We believe that this growth rate is representative of how our core business is performing, as neither quarter was impacted by Air Force JROTC revenue or any large, one-time business transactions.”

Todd Hackett, CEO, stated, “While we got off to a good start to fiscal year 2025, we feel compelled to note that we will face a tough comparison next quarter versus the prior year. For the quarter ended September 30, 2023, we reported $3.77 million in revenue, which is our record for any quarter. However, that quarter included $1.27 million in revenue from the Air Force JROTC and $0.81 million in revenue from the Iowa Scale Up Program. While we expect to show some revenue from the Air Force JROTC for the quarter ending September 30, 2024, we do not expect to meet or exceed the revenue level we generated last year for the quarter ended September 30, 2023. We view this as lumpiness in revenue and do not believe it is indicative of our overall growth trend.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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